                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                             DXP ENTERPRISES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                             DXP ENTERPRISES, INC.
                                 7272 PINEMONT
                              HOUSTON, TEXAS 77040
                                  713/996-4700

                                                                  April 28, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of DXP Enterprises, Inc. (the "Company") to be held at 9:00 a.m., Central Daylight Time, on Tuesday, June 6, 2000, at the offices of the Company, 7272 Pinemont, Houston, Texas 77040.

     This year you will be asked to consider one proposal concerning the election of directors. This matter is explained more fully in the attached proxy statement, which you are encouraged to read.

     The Board of Directors recommends that you approve the proposal and urges you to return your signed proxy card at your earliest convenience, whether or not you plan to attend the annual meeting.

     Thank you for your cooperation.

                                            Sincerely,

                                                   /s/ DAVID R. LITTLE
                                            ------------------------------------
                                                      David R. Little
                                                   Chairman of the Board,
                                               President and Chief Executive
                                                          Officer

                             DXP ENTERPRISES, INC.
                                 7272 PINEMONT
                              HOUSTON, TEXAS 77040

        NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 6, 2000

     Notice is hereby given that the Annual Meeting of the Shareholders of DXP Enterprises, Inc., a Texas corporation (the "Company"), will be held on Tuesday, June 6, 2000, at 9:00 a.m., Central Daylight Time, at the offices of the Company, 7272 Pinemont, Houston, Texas 77040, for the following purposes:

          (1) To elect five directors of the Company to hold office until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified; and

          (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The holders of record of Common Stock, Series A Preferred Stock and Series B Preferred Stock of the Company at the close of business on April 20, 1999, will be entitled to vote at the meeting.

                                            By Order of the Board of Directors,

                                                   /s/ GARY A. ALLCORN
                                            ------------------------------------
                                                      Gary A. Allcorn
                                                         Secretary

April 28, 2000

                             DXP ENTERPRISES, INC.

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 6, 2000

     This Proxy Statement is furnished to the shareholders of DXP Enterprises, Inc. (the "Company"), 7272 Pinemont, Houston, Texas 77040 (Tel. No. 713/996-4700), in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the annual meeting of shareholders to be held on Tuesday, June 6, 2000, at 9:00 a.m., Central Daylight Time, at the offices of the Company, 7272 Pinemont, Houston, Texas 77040, or any adjournment thereof.

     Proxies in the form enclosed, properly executed by shareholders and received in time for the meeting, will be voted as specified therein. If a shareholder does not specify otherwise, the shares represented by his or her proxy will be voted for the director nominees listed therein. The giving of a proxy does not preclude the right to vote in person should the person giving the proxy so desire, and the proxy may be revoked at any time before it is exercised by written notice delivered to the Company at or prior to the meeting. This Proxy Statement and accompanying form of proxy are to be mailed on or about April 28, 2000, to shareholders of record on April 20, 2000 (the "Record Date").

     At the close of business on the Record Date, there were outstanding and entitled to vote 4,054,281 shares of Common Stock, 2,992 shares of Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), and 15,000 shares of Series B Preferred Stock, par value $1.00 per share (the "Series B Preferred Stock"), and only the holders of record on such date are entitled to vote at the meeting.

     The holders of record of Common Stock on the Record Date will be entitled to one vote per share on each matter presented to such holders at the meeting. The holders of record of Series A Preferred Stock and Series B Preferred Stock on the Record Date will be entitled to one-tenth of one vote per share on each matter presented to such holders at the meeting voting together with the holders of Common Stock as a single class. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock is necessary to constitute a quorum for the transaction of business at the meeting.

                       MATTERS TO COME BEFORE THE MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

     At the meeting, five directors are to be elected for a one year term expiring at the 2001 Annual Meeting of Shareholders.

     The holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, are entitled to elect the five nominees for election to the Board of Directors. All directors of the Company hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

     It is the intention of the persons named in the proxies for the holders of Common Stock, Series A Preferred Stock and Series B Preferred Stock to vote the proxies for the election of the nominees named below, unless otherwise specified in any particular proxy. The management of the Company does not contemplate that any of the nominees will become unavailable for any reason, but if that should occur before the meeting, proxies will be voted for another nominee, or other nominees, to be selected by the Board of Directors. In accordance with the Company's by-laws and Texas law, a shareholder entitled to vote for the election of directors may withhold authority to vote for certain nominees for directors or may withhold authority to vote for all nominees for directors. The director nominees receiving a plurality of the votes of the holders of shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, present in person or by proxy at the meeting and entitled to vote on the election of directors, will be elected directors. Abstentions and broker non-votes (i.e., shares held in street name for which the record holder does not have discretionary authority to vote under the rules of the New York Stock Exchange) will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election.

     The persons listed below have been nominated for election to fill the five director positions to be elected by the holders of the Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class.

                                                                                              DIRECTOR
NOMINEE                        AGE                 POSITION WITH THE COMPANY                   SINCE
-------                        ---                 -------------------------                  --------
David R. Little..............  48    Chairman of the Board, President and Chief Executive       1996
                                       Officer
Gary A. Allcorn..............  47    Senior Vice President/Finance, Chief Financial             1999
                                       Officer, Secretary and Director
Cletus Davis.................  70    Director                                                   1996
Kenneth H. Miller............  61    Director                                                   1996
Thomas V. Orr................  49    Director                                                   1996

INFORMATION REGARDING NOMINEES AND DIRECTORS

  Background of Nominees for Director

     David R. Little. Mr. Little has served as Chairman of the Board, President and Chief Executive Officer of the Company since its organization in 1996 and also has held these positions with SEPCO Industries, Inc. ("SEPCO"), a wholly owned subsidiary of the Company, since he acquired a controlling interest in SEPCO in 1986. Mr. Little has been employed by SEPCO since 1975 in various capacities, including Staff Accountant, Controller, Vice President/Finance and President.

     Gary A. Allcorn. Mr. Allcorn has served as a Director since June 1999 and as Senior Vice President/ Finance of the Company since August 1996. Mr. Allcorn was appointed Chief Financial Officer in November 1997 and has served as Secretary of the Company since July 1996. Mr. Allcorn also has held these positions with SEPCO since December 1995. Mr. Allcorn has been employed with SEPCO since 1985 in various capacities, including Vice-President/Finance and Chief Financial Officer.

     Cletus Davis. Mr. Davis has served as a Director of the Company since August 1996. Mr. Davis also has served as a Director of SEPCO since May 1996. Mr. Davis is an attorney practicing in the areas of commercial real estate, banking, corporate, estate planning and general litigation and is also a trained mediator. From May 1988 to February 1992, Mr. Davis was a member of the law firm of Wood, Lucksinger & Epstein. Since March 1992, Mr. Davis has practiced law with the law firm of Cletus Davis, P.C.

     Kenneth H. Miller. Mr. Miller has served as a Director of the Company since August 1996. Mr. Miller also has served as a Director of SEPCO since April 1989. Mr. Miller is a Certified Public Accountant and has been a solo practitioner since 1983.

     Thomas V. Orr. Mr. Orr has served as a Director of the Company since August 1996. Mr. Orr also has served as a Director of SEPCO since May 1996. Mr. Orr has been Executive Managing Director of Morgan Keegan & Company, Inc. ("Morgan Keegan"), an investment banking firm, since August 1997. From February 1995 to July 1997 he was a Senior Vice President and Divisional Manager of Morgan Keegan. From June 1990 to January 1995, Mr. Orr was a Divisional Sales Manager for two years and Branch Office Manager for three years for Paine Webber, Inc., an investment banking firm.

  Committees of the Board of Directors and Meeting Attendance

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Board of Directors has not established a nominating committee. During the fiscal year ended December 31, 1999, the Board of Directors met three times, the Compensation Committee met one time and the Audit Committee met twice. Each director attended all the meetings of the Board of Directors and committees of which he is a member.

     The Audit Committee, composed of Messrs. Davis, Miller and Orr, makes recommendations to the Board of Directors on matters regarding the independent public accountants of the Company and the annual audit of the Company's financial statements and accounts. The Compensation Committee, composed of Messrs. Davis, Miller and Orr, makes recommendations to the Board of Directors regarding compensation for the Company's executive officers, directors, employees, consultants and agents, and acts as the administrative committee for the Company's stock plans.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of April 26, 2000, with respect to (i) persons known to the Company to be beneficial holders of five percent or more of either the outstanding shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock, (ii) named executive officers and directors of the Company and (iii) all executive officers and directors of the Company as a group.

                                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)
                                             -------------------------------------------------------
                                                                SERIES A           SERIES B
                                              COMMON            PREFERRED          PREFERRED
NAME AND ADDRESS OF BENEFICIAL OWNER(1)        STOCK      %       STOCK      %       STOCK       %
---------------------------------------      ---------   ----   ---------   ----   ---------   -----
Gary A. Allcorn(3).........................  2,247,505   50.0        --       --    15,000     100.0
  7272 Pinemont,
  Houston, Texas 77040
David R. Little(4).........................  1,065,432   21.9        --       --        --        --
  7272 Pinemont,
  Houston, Texas, 77040
DXP Enterprises, Inc. Employee Stock
  Ownership Plan...........................    862,117   21.3     1,870     62.5        --        --
  c/o River Oaks Trust Company,
  Trustee
  2001 Kirby
  Houston, Texas 77210
J. Michael Wappler(5)......................    216,829    5.3        --       --        --        --
  7272 Pinemont
  Houston, Texas 77040
David C. Vinson(6).........................      8,279      *        --       --        --        --
  7272 Pinemont
  Houston, Texas 77040
Donald E. Tefertiller(7)...................     46,872    1.2       374     12.5        --        --
  4425 Congressional Drive
  Corpus Christi, Texas 78413
Norman O. Schenk(8)........................      9,424      *       374     12.5        --        --
  4415 Waynesboro
  Houston, Texas 77035
Charles E. Jacob(9)........................     12,508      *       187      6.3        --        --
  P. O. Box 57
  Maypearl, Texas 76064
Ernest E. Herbert(10)......................     12,220      *       187      6.3        --        --
  57 Coronado Avenue
  Kenner, Louisiana 70065
Thomas V. Orr, Director(11)................     10,500      *        --       --        --        --
Kenneth H. Miller, Director(12)............     10,500      *        --       --        --        --
Cletus Davis, Director(13).................     10,500      *        --       --        --        --
All executive officers, directors and
  nominees as a group (7 persons)(14)......  3,569,545   66.9        --       --    15,000     100.0

---------------

 *  Less than 1%.

(1) Each beneficial owner's percentage ownership is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days have been exercised or converted.

 (2) Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially owned by them.

 (3) Includes 1,712,796 shares of Common Stock and 15,000 shares of Series B Preferred Stock owned by the Kacey Joyce, Andrea Rae and Nicholas David Little 1988 Trusts (the "Trusts") for which Mr. Allcorn serves as trustee. Because of this relationship, Mr. Allcorn may be deemed to be the beneficial owner of such shares and the 420,000 shares of Common Stock issuable upon conversion of the 15,000 shares of Series B Preferred Stock held by the Trusts. Also includes 20,000 shares of Common Stock issuable upon exercise of an option and 7,709 shares of Common Stock held of record by the Company's Employee Stock Ownership Plan (the "ESOP") for Mr. Allcorn's account.

 (4) Includes 800,000 shares of Common Stock issuable to Mr. Little upon exercise of an option and 41,332 shares of Common Stock held of record by the ESOP for Mr. Little's account.

 (5) Includes 8,079 shares of Common Stock held of record by the ESOP for Mr. Wappler's account.

 (6) Includes 4,279 shares of Common Stock held of record by the ESOP for Mr. Vinson's account.

 (7) Includes 4,000 shares of Common Stock issuable upon exercise of an option and 11,972 shares of Common Stock held by the ESOP for Mr. Tefertiller's account.

 (8) Includes 9,424 shares of Common Stock held of record by the ESOP for Mr. Schenk's account.

 (9) Includes 8,508 shares of Common Stock held of record by the ESOP for Mr. Jacob's account.

(10) Includes 12,120 shares of Common Stock held of record by the ESOP for Mr. Herbert's account.

(11) Includes 10,500 shares of Common Stock issuable upon exercise of options.

(12) Includes 10,500 shares of Common Stock issuable upon exercise of options.

(13) Includes 10,500 shares of Common Stock issuable upon exercise of options.

(14) See notes (3) through (6) and (11) through (13).

                      EXECUTIVE OFFICERS AND COMPENSATION

     The following section sets forth the names and background of the Company's executive officers.

BACKGROUND OF EXECUTIVE OFFICERS

                                                                      DATE OF
                                                                       FIRST
NAME                                        OFFICES HELD             ELECTION    AGE
----                                        ------------             ---------   ---
David R. Little.................  Chairman of the Board, President   July 1996   48
                                    and Chief Executive Officer
Gary A. Allcorn.................  Senior Vice President/Finance,     July 1996   47
                                  Chief Financial Officer and
                                    Secretary
J. Michael Wappler..............  Senior Vice President/Operations   June 1999   47
David C. Vinson.................  Vice President                     June 1999   49

     For further information regarding the backgrounds of Mr. Little, Mr. Jones and Mr. Allcorn, see "Background of Nominees for Director".

     J. Michael Wappler. Mr. Wappler was elected Senior Vice
President/Operations in June 1999. Mr. Wappler has served in various capacities with the Company since his employment in 1986.

     David C. Vinson. Mr. Vinson was elected Vice President in June 1999. Mr. Vinson has served in various capacities with the Company since his employment in 1981.

     All officers of the Company hold office until the regular meeting of directors following the annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee (the "Committee"), which is composed of Cletus Davis, Tommy Orr and Kenneth Miller, all of whom are outside directors. The purpose of the Committee is to review, approve and make recommendations to the Board of Directors on matters regarding the compensation of officers, directors, employees, consultants and agents of the Company and act as the administrative committee for any stock plans of the Company. The Committee makes its compensation decisions based upon its own research and analysis. The Company is prepared to engage an outside compensation consultant if the Committee so requests.

     The Committee believes that the Company's success depends upon a highly qualified and stable management team. The Company believes that the stability of a management team is important to its success and has adopted a strategy to (i) compensate its executive officers through a stable base salary set at a sufficiently high level to retain and motivate such officers, (ii) link a portion of their compensation to their individual and the Company's performance and (iii) provide a portion of their compensation in a manner that aligns the financial interests of the Company's executive officers with those of the Company's shareholders.

     The Company was privately held until December 1996. The compensation packages of the Company's executive officers were established prior to the Company becoming public. The Committee reviewed these executive compensation packages with its outside advisors and determined that they were consistent with the long-term strategies of the Company.

     The major components of the Company's executive compensation program consist of base salary, incentive compensation tied to the Company's performance and equity participation in the form of stock ownership and stock options.

  Base Salary

     Base salaries for the Company's executives are influenced by both objective and subjective criteria. Salaries are determined by reviewing the executive level of responsibility, tenure with the Company, prior year compensation and effectiveness of the management team. In setting compensation levels for positions other than the Chief Executive Officer, the Committee considers recommendations from the Company's Chief Executive Officer. The Committee believes executive base salaries and incentive compensation for 1999 were reasonable based upon the duties and responsibilities of those executives.

  Incentive Compensation

     The Committee believes incentive compensation tied to the Company's performance is a key component of executive compensation. The incentive compensation for the Company's executive officers ranges from 0% to 40% of the cash portion of their annual compensation package. The Committee believes this type of incentive compensation motivates the executive to focus on the Company's performance. Additionally, poor Company performance results in lower compensation for the executives.

  Stock Options

     The Committee believes equity participation is a key component of the Company's executive compensation program. Stock options are granted to executives based upon the officer's past and anticipated contribution to the growth and profitability of the Company. The Committee also believes that the granting of stock options enhances shareholder value by aligning the financial interests of the executive with those of the Company's shareholders.

  Chief Executive Officer's 1999 Compensation

     The compensation paid to Mr. Little, the Company's Chief Executive Officer, in 1999 consisted of base salary and incentive compensation and was established pursuant to his employment agreement which reflects the compensation policies described above. In 1999, Mr. Little received $280,555 in base pay and $34,584 in incentive compensation pursuant to his employment agreement.

SUMMARY OF COMPENSATION

     Set forth in the following table is certain compensation information concerning the Chief Executive Officer and each of the Company's other most highly compensated executive officers as to whom the total annual salary and bonus for the fiscal year ended December 31, 1999, exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                    ANNUAL COMPENSATION           ------------
                                             ----------------------------------    SECURITIES
                                                                   OTHER ANNUAL    UNDERLYING
                                             SALARY(3)    BONUS    COMPENSATION     OPTIONS
NAME AND PRINCIPAL POSITION           YEAR      ($)        ($)         ($)            (#)
---------------------------           ----   ---------   -------   ------------   ------------
David R. Little.....................  1999    280,555     34,584        --             --
  President and Chief Executive       1998    275,917    151,625        --             --
  Officer                             1997    279,277    112,849        --             --
Jerry J. Jones(1)...................  1999    147,095     23,056        --             --
  Senior Vice President/Operations    1998    139,724    101,083        --             --
                                      1997    131,672     75,035        --             --
Gary A. Allcorn.....................  1999    132,500     11,528        --             --
  Senior Vice President/Finance       1998    123,617     50,542        --             --
  and Chief Financial Officer         1997    123,066     30,023        --             --
J. Michael Wappler..................  1999    116,831      8,471        --             --
  Senior Vice President/Operations
Jerry L. Owen(1)....................  1999    107,180     45,265        --             --
  Vice President/Marketing
David C. Vinson.....................  1999    100,346     19,070        --             --
  Vice President/Inventory Control
Richard A. Fortune(1)(2)............  1999    103,503     30,000        --             --
  Vice President/Information          1998     23,577         --        --             --
  Technology

---------------

(1) Resigned employment with the Company effective April 26, 2000.

(2) 1998 salary information reflects compensation from October 1998, when Mr. Fortune joined the company, through the end of the calendar year.

(3) Salary information includes base salary and automobile allowance.

     The following table sets forth information concerning the value of unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 1999. None of such executive officers exercised any stock options during the year ended December 31, 1999.

                       OPTION VALUES AT DECEMBER 31, 1999

                                         NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS AT
                                              AT DECEMBER 31, 1999              DECEMBER 31, 1999
                                                   (# SHARES)                        ($)(1)
                                         -------------------------------   ---------------------------
NAME                                      EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                     -------------   ---------------   -----------   -------------
David R. Little.......................        800,000          --          $1,950,000         --
Jerry J. Jones........................        359,200          --             875,550         --
Gary A. Allcorn.......................         20,000          --              48,750         --
J. Michael Wappler....................             --          --                  --         --
Jerry L. Owen.........................          3,000          --               7,313         --
David C. Vinson.......................          4,000          --               9,750         --
Richard A. Fortune....................          3,000          --               7,313         --

---------------

(1) Based on a price per share of $2.44, the closing sale price of the Common Stock on December 31, 1999.

PERFORMANCE PRESENTATION

     The following performance graph compares the performance of the Common Stock to the S&P Midcap Industrials Index and the Nasdaq Composite (US). Information with respect to the Common Stock, the S&P Midcap Industrials Index and the Nasdaq Composite (US) is from December 27, 1996, the date on which the Common Stock first began public trading. The graph assumes that the value of the investment in the Common Stock in each index was $100 at December 31, 1996, and that all dividends were reinvested.

                                 [Perf. Graph]

-------------------------------------------------------------------------------------------------------------
                                               12/27/96     12/31/96     12/31/97     12/31/98     12/31/99
-------------------------------------------------------------------------------------------------------------
 DXP Enterprises, Inc.                         $100.00      $ 93.33      $ 76.66      $ 45.00      $ 16.25
 S&P Midcap Industrials Index                  $100.00      $101.29      $125.85      $153.93      $191.56
 Nasdaq Composite (US)                         $100.00      $ 99.97      $122.11      $171.19      $318.62

Source: Carl Thompson Associates, www.ctaonline.com, (303) 494-5472. Data from
        Bloomberg Financial Markets.

COMPENSATION OF DIRECTORS

     The Company's Bylaws provide that directors may be paid their expenses, if any, and may be paid a fixed sum for attendance of each Board of Directors meeting. The Company pays each non-employee director $1,000 per committee or board meeting attended, not to exceed $1,500 in the event two meetings occur on the same day. In 1999, Messrs. Davis, Miller and Orr each received $4,000 for attendance at board and committee meetings.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement (the "Little Employment Agreement"), effective July 1, 1996, as amended, with Mr. Little. The Little Employment Agreement is for a term of three years, renewable annually for a term to extend three years from such renewal date. The Little Employment Agreement provides for compensation in a minimum amount of $260,000 per annum, to be reviewed at least annually for possible increases, monthly bonuses equal to 3% of the profit before tax of DXP as shown on the books and records of DXP at the end of each month and other perquisites in accordance with DXP policy. In the event Mr. Little terminates his employment for "Good Reason" (as defined therein), or is terminated by the Company for other than "Good Cause" (as defined therein), Mr. Little would receive a cash lump sum payment equal to the sum of (i) the base salary for the remainder of the employment period under the Little Employment Agreement, (ii) an amount equal to the sum of the most recent 12 months of bonuses paid to him, (iii) two times the sum of his current annual base salary plus the total of the most recent 12 months of bonuses, (iv) all compensation previously deferred and any accrued interest thereon, and any accrued vacation pay not yet paid by the Company and
(v) continuation of benefits under the Company's benefit plans for the current employment period. Mr. Little is also entitled under the Little Employment Agreement to certain gross-up payments if an excise tax is imposed pursuant to
Section 4999 of the Code, which imposes an excise tax on certain severance payments in excess of three times an annualized compensation amount following certain changes in control or any payment of distribution made to him. As amended on May 21, 1998, the Little Employment Agreement will terminate on June 30, 1998 if Mr. Little enters into a new agreement with the Company, as approved by the Compensation Committee, and will not be renewable automatically. If Mr. Little has not entered into a new employment agreement with the Company by June 30, 1998, the Little Employment Agreement will terminate June 30, 2001.

     The Company also has entered into an employment agreement (the "Employment Agreement"), effective as of July 1, 1996, as amended, with Gary A. Allcorn, (the "Employee"). The Employment Agreement is for a term of one year, renewable automatically for a one-year term. The Employment Agreement provides for (i) annual salary ("Salary") in the amount of $125,000 for Mr. Allcorn, and (ii) other perquisites in accordance with Company policy. The Employment Agreement provide for a bonus: Mr. Allcorn is entitled to a monthly bonus of one percent of the monthly profit before tax of the Company, excluding sales of fixed assets and extraordinary items. The Employment Agreement was amended on May 21, 1998 to provide that the aggregate of the monthly bonuses in any one year may not exceed twice the annual base salary paid to the Employee.

     In the event Employee terminates his employment for "Good Reason" (as defined therein), or is terminated by the Company for other than "Cause" (as defined therein), such Employee would receive (i) 12 monthly payments each equal to one month of the Salary, (ii) a termination bonus equal to the previous 12 monthly bonuses and (iii) any other payments due through the date of termination. In the event Employee dies, become disabled, terminates the Employment Agreement with notice or the Employment Agreement is terminated by the Company for Cause, Employee or Employee's estate, as applicable, would receive all payments then due him under the Employment Agreement through the date of termination.

BENEFIT PLANS

  Employee Stock Ownership Plan

     The Company maintains the ESOP for the benefit of eligible employees pursuant to which annual contributions may be made. The amount and form of the annual contribution is within the discretion of the Company's Board of Directors. The Company (or its predecessor, SEPCO) expensed for the ESOP $150,000 in 1997, 1998 and 1999. Actual contributions to the Company's ESOP are made subsequent to fiscal year-end; approval was received by the Company's Board of Directors and contributions of $150,000 were made for 1997 and 1998. The ESOP currently is administered by the Company's Compensation Committee.

  Long-Term Incentive Plan

     In August 1996, the Company established a Long-Term Incentive Plan (the "LTIP"). The LTIP provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options, restricted stock awards and performance awards to certain key employees of the Company and its subsidiaries. The LTIP is administered by the Compensation Committee.

     At December 31, 1999, 27,500 shares of Common Stock (approximately 1% of the current outstanding shares of Common Stock) were available for issuance under the LTIP and options granted under the LTIP to purchase 172,500 shares of Common Stock were outstanding. In addition, as of January 1 of each year the LTIP is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the LTIP, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the preceding year, the number of shares available will be increased by an amount such that the total number of shares available for issuance under the LTIP equals 5% of the total number of shares of Common Stock outstanding, not including any shares issued under the LTIP. Lapsed, forfeited or canceled awards will not count against these limits. Cash exercises of SARs and cash settlement of other awards will also not be counted against these limits but the total number of SARs and other awards settled in cash shall not exceed the total number of shares authorized for issuance under the LTIP (without reduction for issuances).

  Employee Stock Option Plan

     The Board of Directors adopted the Employee Stock Option Plan on April 19, 1999, which was approved by the shareholders of the Company on June 8, 1999. The Employee Stock Option Plan authorizes a committee of the Board of Directors to issue options intended to qualify as incentive stock options ("ISOs"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and stock options that are not intended to conform to the requirements of Section 422 of the Code ("Non-ISOs"). Under the terms of the Employee Stock Option Plan, the exercise price of each ISO cannot be less than 100% of the fair market value of the Common Stock at the time of grant, and, in the case of a grant to a 10% shareholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The exercise price of each Non-ISO may not be less than 100% of the fair market value of the Common Stock on the date of grant. Options granted under the Employee Stock Option Plan may not be exercised after the tenth anniversary (or the fifth anniversary in the case of an option granted to a 10% shareholder) of their grant. Payments by option holders upon exercise of an option may be made by delivering cash. The Employee Stock Option Plan currently authorizes: (i) options to acquire up to an aggregate of 500,000 shares of Common Stock to be granted; (ii) grants of ISOs to eligible employees and grants of Non-ISOs to any individual with substantial responsibility for the Company's management and growth, as determined by a committee of the Board of Directors; (iii) adjustments to the number and class of shares outstanding pursuant to granted options and reserved under the Employee Stock Option Plan in the event of a capital adjustment; (iv) an opportunity for outstanding options to be exercised subsequent to a merger or disposition of all of the Company's assets and for the optionee to receive shares to which he would have been entitled prior to such merger or disposition; and (v) grants of options in substitution for options held by employees of other corporations who are about to become Company employees or whose employer is about to become a parent or subsidiary of the Company. The Company currently has approximately 596 full-time employees, including 4 executive officers, each of whom may be eligible to receive grants under the Employee Stock Option Plan. Other persons with substantial responsibility for the Company's management and growth may be eligible to receive grants under the Employee Stock Option Plan at the discretion of a committee of the Board of Directors.

  Director Stock Option Plan

     The Board of Directors adopted the Director Stock Option Plan on April 19, 1999, which was approved by the shareholders of the Company on June 8, 1999. The Director Stock Option Plan provides for the automatic grant of stock options to non-employee directors. The Company currently has three non-employee directors, each of whom is eligible to receive grants under the Director Stock Option Plan.

     Under the Director Stock Option Plan, an aggregate of 200,000 shares of Common Stock have been authorized and reserved for issuance to non-employee directors. The aggregate number of shares of Common Stock for which options may be granted under the Director Stock Option Plan may be adjusted based on certain anti-dilution provisions contained in the Director Stock Option Plan. The Director Stock Option Plan will (i) provide for the grant of options to purchase 1,000 shares of Common Stock to each existing non-employee director who has served since September 1, 1998, (ii) provide for the grant of options to purchase 5,000 shares of Common Stock to any new non-employee director on the date of his or her election and (iii) provide for the grant of options annually to purchase 1,000 shares of Common Stock to each non-employee director on July 1 of each year, beginning July 1, 1999 ("Automatic Options"). Under the terms of the Director Stock Option Plan, the exercise price of each option will be the closing sale price of the Common Stock on the date of the grant. Each stock option granted to a non-employee director will terminate ten years after the date the option is granted or, if earlier, on the last day of the three-year period commencing on the date the optionee ceases to be a director for any reason other than death, retirement (after completing six full terms or six years of service as a director of the Company) or disability. If an optionee ceases to be a director of the Company for any reason other than his death, disability or retirement, his option will not continue to vest after he is no longer a director of the Company. If an optionee ceases to be a director of the Company due to his death, disability or retirement, his option will continue to vest after his cessation of service as a director of the Company until the option expires ten years after the grant of the option. Automatic Options are fully vested and exercisable when they are granted. Options other than Automatic Options vest and are exercisable in one-third annual increments commencing on the first anniversaries of when they are granted.

     For the fiscal year ended December 31, 1999, each board member received 4,000 options: 3,000 were awarded at last year's shareholder meeting and 1,000 options provided in the second half of the year pursuant to the Director Stock Option Plan.

TRANSACTIONS

     In December 1989, the Company restructured certain loans previously made by the Company to David R. Little, Chairman of the Board, President and Chief Executive Officer of the Company, pursuant to which Mr. Little executed two promissory notes in the amounts of $149,910 and $58,737, respectively, each bearing interest at 9% per annum. The notes require monthly payments of $1,349 and $528, respectively. The outstanding balances of such loans at December 31, 1999, were $139,317 and $54,587, respectively.

     The Company from time to time has made non-interest bearing advances to Mr. Little that as of December 31, 1999 totaled approximately $473,871. The largest aggregate amount of Mr. Little's indebtedness outstanding to the Company during the year ended December 31, 1999 was approximately $473,871.

     In November 1998, the Company loaned Gary Allcorn, Senior Vice President/Finance and Chief Financial Officer, $17,500. This loan bears interest at an annual rate equal to 8% and matures in November 2000.

     Mr. Allcorn, Senior Vice President/Finance and Chief Financial Officer of the Company, is the trustee of three trusts for the benefit of Mr. Little's children, each of which holds 570,932 shares of Common Stock and 5,000 shares of Series B Preferred Stock. Mr. Allcorn exercises sole voting and investment power over the shares held by such trusts.

     Mr. Little has personally guaranteed up to $500,000 of the obligations of the Company under the loan agreement with its principal lender. In addition, all of the shares of Common Stock and Series B Preferred Stock held in trust for Mr. Little's children have been pledged to such lender to secure the obligations of the Company under the loan agreement.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP ("Arthur Andersen") served as the Company's principal independent accountants for the fiscal years ending December 31, 1997, 1998 and 1999 and has been recommended by the Audit Committee to serve the current year. Representatives of Arthur Andersen are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Section 16(a)"), requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file statements on Form 3, Form 4, and Form 5 of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports which they file.

     Based solely on a review of reports on Form 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, reports on Form 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and written representations from reporting persons that no report on Form 5 was required, the Company believes that, except as set forth below, all filing requirements were met during 1999.

                       PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposals of shareholders intended to be included in the Company's proxy statement for the 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive offices, 7272 Pinemont, Houston, Texas 77040, no later than December 30, 2000, in order to be included in the proxy statement and form of proxy relating to that meeting.

     For any proposal of a shareholder intended to be presented at the 2001 Annual Meeting of Shareholders but not included in the Company's proxy statement for such meeting, the shareholder must provide notice to the Company of the proposal no later than March 14, 2001. These requirements are separate and apart from and in addition to the requirements of federal securities laws with which a shareholder must comply to have a shareholder proposal included in the Company's Proxy Statement under Rule 14a-8 of the Securities Exchange Act of 1934.

                                 OTHER MATTERS

     The management of the Company knows of no other matters that may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

     The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, certain directors, officers or employees of the Company may solicit the return of proxies by telephone, telegram or personal interview.

                             DXP ENTERPRISES, INC.

                    PROXY -- ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 6, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder of Common Stock of DXP Enterprises, Inc. ("DXP") hereby appoints David R. Little and Gary A. Allcorn, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Tuesday, June 6, 2000, at 9:00 a.m., Houston time, at the offices of the Company, 7272 Pinemont, Houston, Texas 77040, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1, OR IF ANY ONE OR MORE OF THE NOMINEES BECOMES UNAVAILABLE, FOR ANOTHER NOMINEE OR OTHER NOMINEES TO BE SELECTED BY THE BOARD OF DIRECTORS, AND FOR THE PROPOSALS SET FORTH IN ITEM 2.

     PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

                   (continued and to be signed on other side)

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

1. Election of Directors:

          FOR all of the nominees listed at right (except as indicated
                             to the contrary below)
                                      [ ]

                               WITHHOLD AUTHORITY
                       to vote for election of directors
                                      [ ]

           NOMINEES: David R. Little
                     Gary A. Allcorn
                     Cletus Davis
                     Kenneth H. Miller
                     Thomas V. Orr

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

__________________________________________________________________________

2. In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.


SIGNATURE OF SHAREHOLDER(S) __________________________ DATE ______________, 2000

NOTE: Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

                             DXP ENTERPRISES, INC.

                    PROXY -- ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 6, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned holder of Preferred Stock of DXP Enterprises, Inc. ("DXP") hereby appoints David R. Little and Gary A. Allcorn, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Shareholders of DXP to be held on Tuesday, June 6, 2000, at 9:00 a.m., Houston time, at the offices of the Company, 7272 Pinemont, Houston, Texas 77040, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1, OR IF ANY ONE OR MORE OF THE NOMINEES BECOMES UNAVAILABLE, FOR ANOTHER NOMINEE OR OTHER NOMINEES TO BE SELECTED BY THE BOARD OF DIRECTORS, AND FOR THE PROPOSALS SET FORTH IN ITEM 2.

     PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

                   (continued and to be signed on other side)

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

1. Election of Directors:

          FOR all of the nominees listed at right (except as indicated
                             to the contrary below)
                                      [ ]

                               WITHHOLD AUTHORITY
                       to vote for election of directors
                                      [ ]

           NOMINEES: David R. Little
                     Gary A. Allcorn
                     Cletus Davis
                     Kenneth H. Miller
                     Thomas V. Orr

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

__________________________________________________________________________

2. In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.


SIGNATURE OF SHAREHOLDER(S) __________________________ DATE ______________, 2000

NOTE: Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.